Exhibit 12



                        THE STANLEY WORKS AND SUBSIDIAIRES
                     COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (In Millions of Dollars)


                                             SECOND QUARTER    SIX MONTHS
                                             1999    1998     1999    1998
                                            ------  ------   ------  ------

   Earnings before income taxes              $38.1   $67.5    $85.5  $125.7

   Add: Interest expense                       8.6     6.5     17.3    13.3
        Portion of rents representative of
           interest factor                     3.7     2.9      7.5     5.8
        Amortization of expense on long-
           term debt                             -     0.1      0.1     0.1
                                            ------  ------   ------  ------
   Income as adjusted                        $50.4   $77.0   $110.4  $144.9
                                            ======  ======   ======  ======
   Fixed charges:
        Interest expense                      $8.6    $6.5    $17.3   $13.3
        Portion of rents representative of
           interest factor                     3.7     2.9      7.5     5.8
        Amortization of expense on long-
           term debt                             -     0.1      0.1     0.1
                                            ------  ------   ------  ------
   Fixed charges                             $12.3    $9.5    $24.9   $19.2
                                            ======  ======   ======  ======

   Ratio of earnings to fixed charges         4.10    8.11     4.43    7.55
                                            ======  ======   ======  ======